Preferred Apartment Communities, Inc. Announces Re-Opening of Warrant Exercises
Atlanta, GA – June 8, 2022 – Preferred Apartment Communities, Inc. (NYSE: APTS) (“PAC” or the “Company”) today announced that PAC has re-opened exercises of warrants to purchase shares of Common Stock of the Company (the “Company Warrants”) due to the adjournment of the special meeting of stockholders to consider and vote on, among other things, the all-cash acquisition of PAC by Blackstone Real Estate Income Trust, Inc. (“BREIT”).
Company Warrants can be exercised beginning today through the close of business on June 15, 2022 (the “Cut-Off Date”). PAC will again suspend exercises of the Company Warrants after the Cut-Off Date, which will enable PAC to obtain an accurate count of securities and will facilitate payment of the consideration due to the holders of Common Stock of the Company pursuant to the terms of the previously announced acquisition of PAC by BREIT, which, subject to PAC stockholder approval and satisfaction of other customary conditions, is now expected to close on or about June 23, 2022 (the “Closing Date”).
On and from the Closing Date, the holders of any outstanding Company Warrants may exercise their Company Warrants in accordance with their terms pursuant to a cashless exercise, whereupon they shall receive a cash payment of $25.00 per share of Common Stock of the Company underlying the exercised Company Warrants (without interest and less any applicable withholding taxes), less the applicable exercise price set forth in such Company Warrants.
Any Company Warrant exercises submitted on or prior to the Cut-Off Date will be processed in accordance with the standard exercise schedule by approximately June 17, 2022.
About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of March 31, 2022, the Company owned or was invested in 113 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.
SOURCE: Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen 770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com